Exhibit 99

Contacts:	Kris Charles (Media)	Mark Magnesen (Investors)
	847-646-6251	847-646-3194
	kcharles@kraft.com	mmagnesen@kraft.com

Kraft Foods Inc. Reports Third Quarter 2005 Results

•          Top-line momentum improves with net revenues up 4.4% and ongoing constant currency revenues up 3.6%

•          Diluted E.P.S. from continuing operations down 11.1%  to $0.40 due to significantly higher commodity and energy costs and a prior year tax favorability; results in both years include $0.02 in exit and implementation costs for the restructuring program

•          Full-year 2005 earnings guidance reduced to $1.68 - $1.71, reflecting higher than expected energy, packaging and dairy costs

NORTHFIELD, IL – October 18, 2005 – Kraft Foods Inc. (NYSE: KFT), a global leader in branded food and beverages, today announced third quarter 2005 results. Net revenues grew 4.4% in the quarter, with ongoing constant currency revenues up 3.6% from broad-based growth in North America, Europe and developing markets. Top-line growth reflected a balance of volume gains, positive product mix and commodity-driven price increases. Despite the solid top-line growth, third quarter diluted earnings per share from continuing operations declined 11.1% to $0.40 due to higher commodity and energy costs and a prior year tax favorability. As a result of higher than projected commodity costs that continue to impact the overall food industry, as well as the company’s decision to balance top-line growth and cost recovery through pricing, full-year 2005 guidance for diluted earnings per share was reduced to $1.68 - $1.71 from $1.73 - $1.78. Consistent with past guidance, this range includes $0.22 in exit and implementation costs for the restructuring program and asset impairment charges (“restructuring and impairment charges”) and $0.04 in gains from the sales of businesses.

“Our overall top-line momentum accelerated in the third quarter behind new products, positive mix and strong developing market growth,” said Roger K. Deromedi, Chief Executive Officer of Kraft Foods. “From a profit perspective, however, our price increases lagged the rise in commodity and energy costs, and our margins declined. The significantly higher costs continue to be a challenge for us, but we remain committed to increasing marketing spending and maintaining appropriate price gaps to improve our top-line momentum in the near-term and build Brand Value across our portfolio for the long-term. At the same time, given that we expect this higher cost environment to continue, we are exploring additional pricing actions.”

Sustainable Growth Plan Progress

The company’s results reflect further progress against the company’s Sustainable Growth Plan, including:

•          Continued new product momentum. New products are on track to exceed $1.5 billion in gross revenues in 2005, as the company continued to make progress against its strategy of focusing on fewer, bigger and better growth platforms. The South Beach Diet product line is pacing ahead of the company’s expectations, with revenues already exceeding $100 million since its launch in March. Following the introduction of the Tassimo hot beverage system in France last year and subsequent launches into Switzerland and the United Kingdom in the first half of this year, the system was expanded into Germany in September and is now available in the U.S. in specialty retailers and on-line. Additionally, many other new products performed well in the quarter, including Oscar Mayer deli shaved roast beef, California Pizza Kitchen crispy thin crust pizza, sugar-free Jell-O pudding snacks and Jell-O Sundae Toppers pudding.

•          Positive product mix. Mix continued to be a key contributor to revenue growth (+1.4pp.) in the quarter, with five of seven segments delivering positive mix (six of seven year-to-date).

•          Strong developing market growth. Third quarter ongoing constant currency revenues were up 10% in developing markets, following first half growth of 9%, with particularly strong results in Eastern Europe and Latin America.

•          On-track cost restructuring and simplification efforts. The company’s three-year cost restructuring program remained on track during the quarter, with overall program cost and savings projections unchanged. As part of this program, the company recently announced additional organizational initiatives to further simplify its business. In Kraft Foods North America (KNAC), the company announced the elimination of the existing division level, enabling category leaders to report directly to the sector heads. Early next year, the Kraft Canada organization will be realigned to better integrate it into the KNAC sector structure, improving scale leverage and reducing duplication of resources, while maintaining local consumer insights. As a result of these changes, and their related impacts on the global functions, the company will eliminate approximately 600 salaried positions and exit its leased office facility in Tarrytown, New York.

While the company made progress in many areas, operating margins and earnings declined due to significantly higher commodity costs, which were above the company’s expectations and up approximately $200 million in the quarter versus prior year. The main drivers of these higher commodity costs versus prior year were coffee, nuts, energy and packaging. In addition, the expected decline in dairy costs over high prior year levels did not materialize as significantly as the company originally anticipated, despite strong milk supply, with average barrel cheese costs down only 2% in the quarter. Revenue growth relied less on pricing in the third quarter (+0.9 pp.) than the first half (+1.4 pp.).  This was primarily attributable to North America, where year-on-year price increases across several categories were essentially offset by lower cheese and meat prices. The company expects the higher cost environment to continue, particularly for energy and packaging, and is exploring additional pricing actions to mitigate these cost increases.

2005 Outlook

As a result of higher than anticipated commodity costs for the year, the company reduced its full-year 2005 earnings per share guidance to $1.68 - $1.71, including an estimated $0.22 in restructuring and impairment charges and $0.04 in divestiture gains. The company’s guidance excludes the possible impacts of any potential divestiture. The company projects that commodity costs will increase by approximately $800 million in 2005 versus the prior year, which is approximately $200 million higher than previous projections. The key drivers of the increase are higher than expected energy, packaging and dairy costs. The company’s full-year and fourth quarter 2005 results will contain an additional shipping week, which represents a positive earnings impact of approximately $0.04 per share.

The company narrowed its top-line guidance range for ongoing constant currency revenue growth(1) to 4.5% – 5.0% (from 4.5% – 5.5%) on a 53-week basis, or to 3.0% – 3.5% on a comparable 52-week basis. To support top-line growth, the company remains committed to increasing its consumer marketing spending by approximately $200 million for the full year versus last year.

The company maintained its full-year projection for discretionary cash flow(2) plus divestiture proceeds of $4.3 billion, including net divestiture proceeds of $1.2 billion.

Kraft Foods results are discussed on a continuing operations basis, following the company’s sale effective June 26, 2005 of its sugar confectionery business, and the treatment of this business as discontinued operations. As such, net revenues and operating companies income for the sugar confectionery business are excluded from the company’s results, while the net earnings impact is included as a single line item in reported earnings. All references in this release are to continuing operations, unless otherwise noted.

(1) The company’s top-line guidance measure is ongoing constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis and provides improved comparability of results.

(2) The company defines discretionary cash flow as net cash provided by operating activities less capital expenditures, and utilizes this measure for its cash flow guidance because it believes it more fully reflects both ongoing cash generation and usage activities. Discretionary cash flow is available to finance acquisitions, repay maturing debt, and distribute to shareholders.

KRAFT FOODS INC.

	% Change / pp. Impact
	Q3		Q3 YTD
Net Revenues	4.4%		4.6%
Currency	1.5	pp	2.1	pp
Divestitures/Other	(0.7)		(0.5)
Ongoing Constant Currency Revenues	3.6%		3.0%
Volume	1.3	pp	(0.3	)pp
Mix	1.4		2.0
Net Pricing	0.9		1.2
Acquisitions	0.0		0.1

Operating Income	(6.8)%		4.1%
Impact of Change In Restructuring & Impairment Charges	0.4	pp	6.0	pp
Impact of Net Gain/(Loss) on Sales of Businesses	0.6		3.1
Impact of Lost Income on Divested Businesses	(0.5)		(0.4)
Impact of All Other Operations	(7.3)		(4.6)

Third quarter net revenues were up 4.4% to $8.1 billion, with a benefit from favorable currency partially offset by the impact of divestitures. Ongoing constant currency revenues grew 3.6% behind a balance of volume growth, positive mix and net pricing. Revenue growth was broad-based, with all seven segments up versus prior year, driven by good momentum on new products and strong developing market results. Additionally, category growth rates in the U.S. generally rebounded from the consumption softness experienced in the second quarter that was induced by increased retail price.

Operating income decreased 6.8% versus 2004 to $1.1 billion due to higher commodity costs net of pricing and increased post-employment benefit costs (primarily pensions), partially offset by volume growth, positive mix, cost reductions and favorable currency. The aggregate commodity cost increase versus the prior year was approximately $200 million in the third quarter, resulting from significant increases in coffee, nuts, energy and packaging costs, partially offset by lower year-over-year dairy costs. Year-to-date, aggregate commodity costs have risen by approximately $600 million versus the prior year. Post-employment benefit costs and restricted stock expense together were up approximately $70 million in the quarter.

Third quarter 2005 margin (operating income divided by net revenues) was 14.2% (including (0.6) pp. impact from restructuring charges and divestitures), which was down from 16.0% (including (0.8) pp. impact from restructuring charges and divestitures) in 2004. The margin decline was primarily attributable to pricing actions lagging the increase in commodity costs, which represented a (1.9) pp. impact. During the third quarter, the company announced additional pricing actions in certain businesses, including multiple product lines in North America Foodservice and chocolate in several European markets, to reflect the higher costs. The benefit of these pricing actions is expected to be more fully realized during the fourth quarter.

Third quarter earnings per share of $0.40 were down 11.1%, while year-to-date earnings per share of $1.26 were up 8.6%, reflecting the following impacts:

	Q3	Q3 YTD
2004 E.P.S.	$0.45	$1.16
Increase/(Decrease) Due To:
Restructuring/Impairment Charges – 2004	0.02	0.18
Restructuring/Impairment Charges – 2005	(0.02)	(0.10)
Gains On Sales of Businesses – 2005	—	0.04
Taxes	(0.03)	0.04
All Other Operations	(0.02)	(0.06)
Net Increase/(Decrease)	(0.05)	0.10
2005 E.P.S.	$0.40	$1.26

Third quarter pre-tax restructuring and impairment charges were $42 million (corresponding to a $0.02 EPS impact), bringing year-to-date charges to $266 million. The company’s projection for full-year 2005 pre-tax charges associated with the company’s three-year restructuring program remains unchanged at $440 - $470 million, which excludes $93 million in divestiture-related asset impairment charges incurred in the first quarter, as do the 2005 pre-tax savings of $120 - $140 million.

The effective tax rate in the third quarter was 33.1%, up from 28.3% in the prior year. The lower prior year tax rate was the result of a $76 million ($0.04 per share) favorable resolution of an outstanding tax item. A benefit from a lower base tax rate in 2005 ($0.01 per share) partially offset this prior year impact. The 2005 year-to-date effective tax rate is 30.4%, and the company expects a full-year 2005 tax rate of approximately 31.0%.

Year-to-date discretionary cash flow plus divestiture proceeds was $2.9 billion through the third quarter, up $1.0 billion versus prior year. Year-to-date discretionary cash flow was $1.3 billion, down from $1.9 billion in 2004. The $660 million decline was primarily attributable to a tax payment of $359 million related to the sale of the company’s global sugar confectionery business, $210 million in higher capital spending in support of growth and productivity initiatives, and increased cash spending on the restructuring program. Inventory days were down five days versus September of last year, with the aggregate cash conversion cycle down approximately seven days.

During the quarter, the company declared a regular quarterly dividend of $0.23 per common share, a 12.2% increase versus the prior quarterly dividend. Additionally, the company repurchased 13.0 million shares of Class A common stock for $400 million.

As described in “Note 14, Segment Reporting” of Kraft Foods Inc.’s 2004 Annual Report, management reviews operating companies income (OCI), which is defined as operating income before corporate expenses and amortization of intangibles, to evaluate segment performance and allocate resources.  Management believes it is appropriate to disclose this measure to help investors analyze business performance and trends.  (For a reconciliation of OCI to operating income, see the Condensed Statements of Earnings contained in this release.)

KRAFT NORTH AMERICA COMMERCIAL (KNAC)

	% Change / pp. Impact
	Q3		Q3 YTD
Net Revenues	3.4%		3.7%
Currency	0.8	pp	0.8	pp
Divestitures/Other	(0.6)		(0.3)
Ongoing Constant Currency Revenues	3.2%		3.2%
Volume	1.9	pp	0.1	pp
Mix	1.2		1.9
Net Pricing	0.1		1.0
Acquisitions	0.0		0.2

Operating Companies Income (OCI)	(10.2)%		(0.2)%
Impact of Change In Restructuring & Impairment Charges	(0.4	)pp	4.2	pp
Impact of Lost Income on Divested Businesses	(0.2)		(0.1)
Impact of All Other Operations	(9.6)		(4.3)

Third quarter net revenues grew 3.4% to $5.6 billion.  Ongoing constant currency revenues were up 3.2%, reflecting primarily volume growth and positive mix. Revenue growth was particularly strong in beverages, meats, desserts and cereals. Overall, U.S. category growth on a pound basis rebounded in the third quarter from a soft second quarter, when higher retail prices impacted consumer takeaway. According to A.C. Nielsen data (3-outlet including Wal-Mart), in the company’s top 25 U.S. categories, third quarter category growth on a pound basis was 0.6% versus a second quarter decline of 1.1%. On a dollar basis, growth was 2.3%, consistent with second quarter growth of 2.4%, as the improvement in pound growth was essentially offset by lower cheese prices. Aggregate dollar market share on a weighted average basis was flat in the quarter versus the prior year.

OCI decreased 10.2% to $948 million, as the adverse impacts of higher commodity costs net of pricing and increased post-employment benefit costs were partially offset by the contributions from volume growth and favorable currency. Commodities net of pricing impacted OCI growth by (6.4) pp., driven primarily by beverages, snack nuts, desserts and foodservice, while increased post-employment benefit costs impacted OCI growth by (6.0) pp.

Following are third quarter results by segment for KNAC. Revenue results for reporting segments are discussed both on a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

U.S. Beverages net revenues and ongoing constant currency revenues increased 10.5% behind volume growth in refreshment beverages and pricing in coffee. Refreshment Beverages revenues were up due to continued strength in sugar-free powdered beverages, driven by Crystal Light On-The-Go, increased ready-to-drink beverage shipments and expanded distribution of Fruit 2 0 flavored water.   In Coffee, revenues were up double-digits due to higher prices and positive mix from growth in Starbucks premium coffee and the launch of new Seattle’s Best premium coffee items, partially offset by a decline in category consumption due to higher retail prices. Segment OCI was down 11.0% to $105 million due to higher commodity costs (primarily coffee, energy and packaging) net of pricing and increased post-employment benefits costs, partially offset by volume growth and positive mix.

U.S. Cheese, Canada & North America Foodservice net revenues increased 1.7%, including 2.5 pp. benefit from currency and (1.3) pp. impact from the divestiture of the yogurt business.  Ongoing constant currency revenues were up 0.5% due to favorable mix, which was largely offset by lower pricing on foodservice products and on cheese to maintain competitive pricing. Cheese revenues were down slightly, as lower prices were partially offset by solid volume gains in Kraft natural cheese and Philadelphia cream cheese. Several new products, including Kraft 2% processed cheese slices and Kraft crumbled cheeses, also contributed to volume growth in cheese. Canada revenues were up, as growth in cheese and confectionery sales under a transition supply agreement associated with the recent divestiture were partially offset by a decline in the grocery business. Foodservice revenues were down, due to a decrease in volume attributable to SKU rationalizations as well as lower meat and dairy prices that reflected changes in underlying commodity costs. Segment OCI was down 9.7% to $252 million due to higher packaging and energy costs, increased post-employment benefits costs and lower net pricing, partially offset by lower cheese costs, positive mix and favorable currency.

U.S. Convenient Meals net revenues and ongoing constant currency revenues grew 2.8% behind volume growth in meats and favorable mix across the portfolio, partially offset by a decline in macaroni and cheese dinners. Oscar Mayer revenue growth was driven by positive mix and increased volume in cold cuts due to continued strong results for Oscar Mayer deli shaved meats and in Oscar Mayer Lunchables lunch combinations due to new products, as well as the launch of South Beach Diet wrap sandwiches. Pizza revenues were up, due primarily to positive mix from new products, including

California Pizza Kitchen crispy thin crust pizza and DiGiorno Microwave Rising Crust pizza. In Meals, revenues declined as the impact of increased private label competition in macaroni and cheese dinners was partially offset by shipments of South Beach Diet frozen entrees. Segment OCI declined 11.0% to $186 million due to higher packaging and energy costs and increased post-employment benefit costs, partially offset by lower meat costs.

U.S. Grocery net revenues were down 1.5%, reflecting (3.3) pp. impact from the divestiture of the fruit snacks business. Ongoing constant currency revenues increased 1.8% behind volume growth and pricing, partially offset by unfavorable mix. Desserts revenues rose due to strong results on new products, including sugar-free Jell-O pudding snacks and Jell-O Sundae Toppers pudding. Mix was unfavorable in Desserts due to strong prior year shipments of sugar-free dry packaged desserts. Enhancers revenues were up due to gains in Kraft mayonnaise and Kraft barbecue sauces. Segment OCI was down 15.8% to $165 million due to higher packaging and energy costs and increased post-employment benefits costs, partially offset by increased prices.

U.S. Snacks & Cereals net revenues grew 4.6%, with ongoing constant currency revenues up 4.2% due to a strong combination of volume growth, positive mix and pricing. Biscuits revenues increased due to solid gains in cookies, partially offset by a slight decline in crackers. In cookies, several new products performed well, including Oreo Double Stuf peanut butter cookies, Chips Ahoy! soft chunky cookies and Nabisco 100 Calorie Packs snacks. Crackers revenues were down due primarily to category softness, partially offset by positive mix from growth in Wheat Thins and Triscuit crackers. Cereals revenues were up double-digits with volume growth, higher prices and positive mix all contributing. Post Honey Bunches of Oats cereals and the new South Beach Diet cereal bars and meal replacement bars performed particularly well. Salted snacks revenue grew, reflecting increased prices and positive mix, partially offset by the impact of higher prices on category consumption and increased competitor promotional activity. Segment OCI decreased 5.5% to $240 million as higher commodity costs (primarily nuts, energy and packaging) net of pricing, increased post-employment benefits costs and increased marketing spending were partially offset by volume growth and positive mix.

KRAFT INTERNATIONAL COMMERCIAL (KIC)

	% Change / pp. Impact
	Q3		Q3 YTD
Net Revenues	6.8%		6.6%
Currency	3.1	pp	4.8	pp
Divestitures/Other	(0.8)		(0.8)
Ongoing Constant Currency Revenues	4.5%		2.6%
Volume	(0.2	)pp	(1.2	)pp
Mix	1.9		2.2
Net Pricing	2.8		1.6

Operating Companies Income (OCI)	12.5%		25.1%
Impact of Change In Restructuring & Impairment Charges	6.9	pp	15.4	pp
Impact of Net Gain/(Loss) on Sales of Businesses	3.0		15.2
Impact of Lost Income on Divested Businesses	(1.9)		(1.9)
Impact of All Other Operations	4.5		(3.6)

Third quarter net revenues increased 6.8% to $2.5 billion, reflecting 3.1 pp. of favorable currency and (0.8) pp. impact from divestitures. Ongoing constant currency revenues increased 4.5% driven by price increases and positive mix, with volume down slightly versus last year. Revenues were up in most markets, with particularly strong growth in Eastern Europe, Latin America and Southeast Asia, which drove 10% growth in developing markets overall. While revenues in Germany declined at a more moderate pace than the first half of the year, the results reflected increased pricing that was more than offset by a decline in volume. KIC ongoing volume was down slightly from last year, reflecting the impact of price increases on consumption, partially offset by strong growth in developing markets.

OCI increased 12.5% to $252 million in the quarter, reflecting the positive impacts of lower restructuring and impairment charges and the absence of a loss on sale of business in the prior year, as well as the negative impact from lost income from divested businesses. Excluding these items, OCI increased 4.5%, as favorable currency and positive mix more than offset higher commodity costs net of pricing.

Following are third quarter results by segment for KIC. Revenue results for reporting segments are discussed on both a net revenue and ongoing constant currency revenue basis; all revenue results below the segment level are discussed on an ongoing constant currency revenue basis.

Europe, Middle East and Africa net revenues increased 3.6%, driven by price increases, favorable currency and positive mix, partially offset by lower volume and the impact from the divestiture of a desserts business in the United Kingdom. Ongoing constant currency revenues increased 3.1% as double-digit growth in Eastern Europe, Middle East & Africa and gains in several Western European markets, including the United Kingdom and France, were partially offset by a decline in Germany. Revenues rose significantly in Russia and Ukraine due to strong volume gains across the portfolio, including Jacobs and Carte Noire coffee, Milka chocolate and Estrella and Lux salted snacks. In the United Kingdom, revenue growth was driven by positive mix behind gains in Kenco and Maxwell House soluble coffee and Philadelphia cream cheese. In France, revenues grew in both key categories, chocolate and coffee, due to growth from Carte Noire and Grand’Mère coffee and Tassimo hot beverage system T-DISC capsules. In Germany, revenues were down, as the benefit of coffee pricing was more than offset by lower coffee volume. Segment OCI decreased 2.4% to $163 million, as positive mix, lower restructuring and impairment charges and favorable currency were more than offset by higher commodity costs net of pricing and lower volume.

Latin America and Asia Pacific net revenues increased 15.9%, driven by the combination of favorable currency, higher volume, price increases and positive mix. Ongoing constant currency revenues grew 8.4%, driven by growth across most Latin American markets. Brazil and Venezuela performed particularly well with gains in both refreshment beverages and biscuits. Asia Pacific revenues were up slightly from last year, as growth in Southeast Asia behind Tang refreshment beverages in the Philippines and Oreo cookies in Indonesia more than offset a decline in China, where intense competitive activity continued in biscuits. Segment OCI was up 56.1% to $89 million, as higher pricing net of cost increases, volume growth and favorable currency were partially offset by increased infrastructure costs and marketing spending.

*    *    *

The company will host a conference call for members of the investment community to review its results at 5:00 p.m. ET on October 18, 2005.  Access to a live audio webcast and presentation slides is available at www.kraft.com and a replay of the conference call and webcast presentations will be available on the company’s web site.

Kraft Foods Inc. is the largest branded food and beverage company headquartered in the United States and the second largest worldwide.  Kraft Foods markets many of the world’s leading food brands, including Kraft cheese, Jacobs and Maxwell House coffees, Nabisco cookies and crackers, Philadelphia cream cheese, Oscar Mayer meats, Post cereals and Milka chocolates, in more than 155 countries.

Forward-Looking and Cautionary Statements

This press release contains projections of future results and other forward-looking statements.  One can identify these forward-looking statements by use of words such as “strategy,” “expects,” “plans,” “anticipates,” “believes,” “will,” “continues,” “estimates,” “intends,” “projects,” “goals,” “targets” and other words of similar meaning. One can also identify them by the fact that they do not relate strictly to historical or current facts. These statements are based on the company’s assumptions and estimates and are subject to risks and uncertainties. In connection with the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, the company is hereby identifying important factors that could cause actual results and outcomes to differ materially from those contained in any forward-looking statement made by or on behalf of the company; any such statement is qualified by reference to the following cautionary statements.

Each of the company’s segments is subject to intense competition, changes in consumer preferences and demand for its products, including diet trends, the effects of changing prices for its raw materials and local economic and market conditions. Their results are dependent upon their continued ability to promote brand equity successfully, to anticipate and respond to new consumer trends, to develop new products and markets, to broaden brand portfolios, to compete effectively with lower priced products in a consolidating environment at the retail and manufacturing levels and to improve productivity. The company’s results are also dependent on its ability to consummate and successfully integrate acquisitions and to realize the cost savings and improved asset utilization contemplated by its restructuring program. The company may, from time to time, divest businesses that are less of a strategic fit within its portfolio, and its results may be impacted by either the gains or losses, or lost operating income, from the sales of those businesses.  In addition, the company is subject to the effects of foreign economies, changes in tax requirements, currency movements, fluctuations in levels of customer inventories and credit and other business risks related to its customers operating in a challenging economic and competitive environment. The company’s results are affected by its access to credit markets, borrowing costs and credit ratings, which may in turn be influenced by the credit ratings of Altria Group, Inc. The company’s benefit expense is subject to the investment performance of pension plan assets, interest rates and cost increases for medical benefits offered to employees and retirees. The company’s assessment of the fair value of its operations for purposes of assessing impairment of goodwill and intangibles is based on discounting projections of future cash flows and is affected by the interest rate market and general economic and market conditions. The food industry continues to be subject to recalls if products become adulterated or misbranded, liability if product consumption causes injury, ingredient disclosure and labeling laws and regulations and the possibility that consumers could lose confidence in the safety and quality of certain food products. The food industry is also subject to consumer concerns regarding genetically modified organisms and the health implications of obesity and trans-fatty acids. Developments in any of these areas could cause the company’s results to differ materially from results that have been or may be projected by or on behalf of the company. The company cautions that the foregoing list of important factors is not exclusive. Any forward-looking statements in this press release are made as of the date hereof. The company does not undertake to update any forward-looking statement.

#    #    #

Schedule 1

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Quarters Ended September 30, (*)

(in millions, except per share data)

	2005	2004	% Change

Net revenues	$8,057	$7,718	4.4%
Cost of sales	5,201	4,853	7.2%
Gross profit	2,856	2,865	(0.3)%
Marketing, administration and research costs	1,630	1,533
Asset impairment and exit costs	26	44
Losses on sales of businesses	—	8
Operating companies income	1,200	1,280	(6.3)%
Amortization of intangibles	4	2
General corporate expenses	48	46
Operating income	1,148	1,232	(6.8)%
Interest and other debt expense, net	139	163
Earnings from continuing operations before income taxes and minority interest	1,009	1,069	(5.6)%
Provision for income taxes	334	302	10.6%
Earnings from continuing operations before minority interest	675	767	(12.0)%
Minority interest in earnings from continuing operations, net	1	1
Earnings from continuing operations	$674	$766	(12.0)%
Earnings from discontinued operations, net of income tax	—	13
Loss on sale of discontinued operations, net of income tax	—	—
Net Earnings	$674	$779	(13.5)%

Basic and diluted earnings per share:
Continuing operations	$0.40	$0.45	(11.1)%
Discontinued operations	—	0.01
Loss on sale of discontinued operations	—	—
Net Earnings	$0.40	$0.46	(13.0)%

Weighted average number of shares outstanding
- Basic	1,681	1,707	(1.5)%
- Diluted	1,689	1,710	(1.2)%

(*) Due to a change for Discontinued Operations, prior period results have been restated.

Schedule 2

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Quarters Ended September 30, (*)

($ in millions, except per share data)

	Net	Diluted
	Earnings	EPS
2005 Earnings from continuing operations	$674	$0.40

2004 Earnings from continuing operations	766	0.45

% Change	(12.0)%	(11.1)%

Reconciliation:
2004 Earnings from continuing operations	$766	$0.45

- 2005 Asset impairment, exit & implementation costs	(28)	(0.02)

- 2004 Asset impairment, exit & implementation costs	33	0.02

- Change in tax rate	(52)	(0.03)

- Shares outstanding		0.01

- Currency	17	0.01

- Operations	(62)	(0.04)

2005 Earnings from continuing operations	$674	$0.40
2005 Earnings from discontinued operations	—	—
2005 Loss on sale of discontinued operations	—	—
2005 Net Earnings	$674	$0.40

(*) Due to a change for Discontinued Operations, prior period results have been restated.

Schedule 3

KRAFT FOODS INC.

And Subsidiaries

Volume by Business Segment

For the Quarters Ended September 30, (*)

(pounds in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft
Volume
2005 Volume	784	1,037	559	364	622	3,366	663	564	1,227	4,593
2004 Volume	738	1,069	558	364	613	3,342	695	542	1,237	4,579
% Change	6.2%	(3.0)%	0.2%	0.0%	1.5%	0.7%	(4.6)%	4.1%	(0.8)%	0.3%

Divested Businesses:
- Divested Businesses - 2004	—	(29)	—	(9)	—	(38)	(7)	—	(7)	(45)

Ongoing Volume
2005 Volume	784	1,037	559	364	622	3,366	663	564	1,227	4,593
2004 Volume	738	1,040	558	355	613	3,304	688	542	1,230	4,534
% Change	6.2%	(0.3)%	0.2%	2.5%	1.5%	1.9%	(3.6)%	4.1%	(0.2)%	1.3%

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 4

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment

For the Quarters Ended September 30, (*)

($ in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft

2005 Net Revenues	$671	$1,819	$1,118	$512	$1,431	$5,551	$1,798	$708	$2,506	$8,057
2004 Net Revenues	607	1,788	1,088	520	1,368	5,371	1,736	611	2,347	7,718
% Change	10.5%	1.7%	2.8%	(1.5)%	4.6%	3.4%	3.6%	15.9%	6.8%	4.4%

Reconciliation:
2004 Net Revenues	$607	$1,788	$1,088	$520	$1,368	$5,371	$1,736	$611	$2,347	$7,718

- Divested Businesses - 2004	—	(22)	—	(17)	—	(39)	(15)	(4)	(19)	(58)

- Implementation Costs - 2004	—	—	—	—	5	5	—	—	—	5

- Currency	—	45	—	—	—	45	23	50	73	118

- Operations	64	8	30	9	58	169	54	51	105	274

2005 Net Revenues	$671	$1,819	$1,118	$512	$1,431	$5,551	$1,798	$708	$2,506	$8,057

Memo: Ongoing, Constant Currency Revenues (1)
% Change	10.5%	0.5%	2.8%	1.8%	4.2%	3.2%	3.1%	8.4%	4.5%	3.6%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 5

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment

For the Quarters Ended September 30, (*)

($ in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft

2005 Operating Companies Income	$105	$252	$186	$165	$240	$948	$163	$89	$252	$1,200
2004 Operating Companies Income	118	279	209	196	254	1,056	167	57	224	1,280
% Change	(11.0)%	(9.7)%	(11.0)%	(15.8)%	(5.5)%	(10.2)%	(2.4)%	56.1%	12.5%	(6.3)%

Reconciliation:
2004 Operating Companies Income	$118	$279	$209	$196	$254	$1,056	$167	$57	$224	$1,280

- Divested Businesses – 2004	—	(2)	—	—	—	(2)	(6)	1	(5)	(7)
- (Gains)/Losses on Sales of Businesses - 2004	—	—	—	—	—	—	—	8	8	8
- Asset Impairment and Exit Costs – 2004	—	1	—	—	4	5	36	3	39	44
- Implementation Costs – 2004	—	1	—	—	3	4	3	—	3	7
	—	—	—	—	7	7	33	12	45	52

- Asset Impairment and Exit Costs – 2005	—	(1)	—	—	(1)	(2)	(20)	(4)	(24)	(26)
- Implementation Costs – 2005	—	(5)	—	—	(6)	(11)	(5)	—	(5)	(16)
	—	(6)	—	—	(7)	(13)	(25)	(4)	(29)	(42)

- Currency	—	8	—	—	—	8	6	13	19	27

- Operations	(13)	(29)	(23)	(31)	(14)	(110)	(18)	11	(7)	(117)

2005 Operating Companies Income	$105	$252	$186	$165	$240	$948	$163	$89	$252	$1,200

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 6

KRAFT FOODS INC.

and Subsidiaries

Condensed Statements of Earnings

For the Nine Months Ended September 30, (*)

(in millions, except per share data)

	2005	2004	% Change

Net revenues	$24,450	$23,384	4.6%
Cost of sales	15,580	14,636	6.4%
Gross profit	8,870	8,748	1.4%
Marketing, administration and research costs	5,072	4,720
Asset impairment and exit costs	205	464
(Gains)/Losses on sales of businesses	(115)	8
Operating companies income	3,708	3,556	4.3%
Amortization of intangibles	9	8
General corporate expenses	144	134
Operating income	3,555	3,414	4.1%
Interest and other debt expense, net	489	487
Earnings from continuing operations before income taxes and minority interest	3,066	2,927	4.7%
Provision for income taxes	932	931	0.1%
Earnings from continuing operations before minority interest	2,134	1,996	6.9%
Minority interest in earnings from continuing operations, net	3	4
Earnings from continuing operations	$2,131	$1,992	7.0%
Earnings from discontinued operations, net of income tax	25	45
Loss on sale of discontinued operations, net of income tax	(297)	—
Net Earnings	$1,859	$2,037	(8.7)%

Basic and diluted earnings per share: (**)
Continuing operations	$1.26	$1.16	8.6%
Discontinued operations	0.01	0.03
Loss on sale of discontinued operations	(0.17)	—
Net Earnings	$1.10	$1.19	(7.6)%

Weighted average number of shares outstanding
- Basic	1,690	1,712	(1.3)%
- Diluted	1,698	1,716	(1.0)%

(*)Due to a change for Discontinued Operations, prior period results have been restated.

(**)  Basic and diluted earnings per share are computed for each of the periods presented.  Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 7

KRAFT FOODS INC.

and Subsidiaries

Net Earnings and Diluted Earnings Per Share

For the Nine Months Ended September 30, (*)

($ in millions, except per share data)

	Net	Diluted
	Earnings	EPS (**)
2005 Earnings from continuing operations	$2,131	$1.26
2004 Earnings from continuing operations	1,992	1.16
% Change	7.0%	8.6%

Reconciliation:
2004 Earnings from continuing operations	$1,992	$1.16

- 2005 Asset impairment, exit & implementation costs	(177)	(0.10)

- 2004 Asset impairment, exit & implementation costs	308	0.18

- 2005 Gains on sales of businesses	67	0.04

- Change in tax rate	63	0.04

- Shares outstanding		0.01

- Currency	46	0.03

- Operations	(168)	(0.10)

2005 Earnings from continuing operations	$2,131	$1.26
2005 Earnings from discontinued operations	25	0.01
2005 Loss on sale of discontinued operations	(297)	(0.17)
2005 Net Earnings	$1,859	$1.10

(*) Due to a change for Discontinued Operations, prior period results have been restated.

(**)  Basic and diluted earnings per share are computed for each of the periods presented. Accordingly, the sum of the quarterly earnings per share amounts may not agree to the year-to-date amounts.

Schedule 8

KRAFT FOODS INC.

and Subsidiaries

Volume by Business Segment

For the Nine Months Ended September 30, (*)

(pounds in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft
Volume
2005 Volume	2,409	3,220	1,685	1,270	1,825	10,409	2,025	1,626	3,651	14,060
2004 Volume	2,311	3,295	1,675	1,278	1,792	10,351	2,078	1,632	3,710	14,061
% Change	4.2%	(2.3)%	0.6%	(0.6)%	1.8%	0.6%	(2.6)%	(0.4)%	(1.6)%	(0.0)%

Divested Businesses:
- Divested Businesses – 2004	—	(98)	—	(27)	—	(125)	(24)	(1)	(25)	(150)
- Divested Businesses - 2005	—	(32)	—	(24)	—	(56)	(7)	—	(7)	(63)

Ongoing Volume - Including Acquisitions
2005 Volume	2,409	3,188	1,685	1,246	1,825	10,353	2,018	1,626	3,644	13,997
2004 Volume	2,311	3,197	1,675	1,251	1,792	10,226	2,054	1,631	3,685	13,911
% Change	4.2%	(0.3)%	0.6%	(0.4)%	1.8%	1.2%	(1.8)%	(0.3)%	(1.1)%	0.6%

Memo: Acquired Businesses
Volume	103	16	—	—	—	119	—	3	3	122

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 9

KRAFT FOODS INC.

and Subsidiaries

Net Revenues by Business Segment

For the Nine Months Ended September 30, (*)

($ in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft

2005 Net Revenues	$2,116	$5,510	$3,304	$1,761	$4,164	$16,855	$5,593	$2,002	$7,595	$24,450
2004 Net Revenues	1,961	5,334	3,189	1,800	3,975	16,259	5,261	1,864	7,125	23,384
% Change	7.9%	3.3%	3.6%	(2.2)%	4.8%	3.7%	6.3%	7.4%	6.6%	4.6%

Reconciliation:
2004 Net Revenues	$1,961	$5,334	$3,189	$1,800	$3,975	$16,259	$5,261	$1,864	$7,125	$23,384

- Divested Businesses - 2004	—	(73)	—	(55)	—	(128)	(46)	(19)	(65)	(193)
- Divested Businesses - 2005	—	26	—	43	—	69	12	—	12	81

- Acquired Businesses	34	7	—	—	—	41	—	1	1	42

- Implementation Costs - 2004	—	—	—	—	5	5	—	—	—	5
- Implementation Costs - 2005	—	—	—	—	(1)	(1)	—	—	—	(1)

- Currency	—	128	—	—	—	128	262	77	339	467

- Operations	121	88	115	(27)	185	482	104	79	183	665

2005 Net Revenues	$2,116	$5,510	$3,304	$1,761	$4,164	$16,855	$5,593	$2,002	$7,595	$24,450

Memo: Ongoing, Constant Currency Revenues (1)
% Change	7.9%	1.8%	3.6%	(1.5)%	4.6%	3.2%	2.0%	4.3%	2.6%	3.0%

(1) The company’s top-line guidance measure is ongoing, constant currency revenue growth, which includes acquisitions and excludes divestitures and implementation costs associated with the company’s restructuring program.  The company believes this measure better represents the revenue growth prospects of the business on a go-forward basis, and provides improved comparability of results.

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 10

KRAFT FOODS INC.

and Subsidiaries

Operating Companies Income by Business Segment

For the Nine Months Ended September 30, (*)

($ in millions)

		U.S. Cheese,			U.S.	Kraft	Europe,	Latin
		Canada &	U.S.		Snacks	North	Middle	America	Kraft
	U.S.	North America	Convenient	U.S.	&	America	East &	& Asia	Int’l	Total
	Beverages	Foodservice	Meals	Grocery	Cereals	Commercial	Africa	Pacific	Commercial	Kraft

2005 Operating Companies Income	$394	$790	$553	$514	$665	$2,916	$576	$216	$792	$3,708
2004 Operating Companies Income	426	697	593	676	531	2,923	462	171	633	3,556
% Change	(7.5)%	13.3%	(6.7)%	(24.0)%	25.2%	(0.2)%	24.7%	26.3%	25.1%	4.3%

Reconciliation:
2004 Operating Companies Income	$426	$697	$593	$676	$531	$2,923	$462	$171	$633	$3,556

- Divested Businesses - 2004	—	(4)	—	—	—	(4)	(18)	(1)	(19)	(23)
- (Gains)/Losses on Sales of Businesses - 2004	—	—	—	—	—	—	—	8	8	8
- Asset Impairment and Exit Costs - 2004	10	90	8	9	172	289	149	26	175	464
- Implementation Costs - 2004	—	2	—	2	9	13	4	—	4	17
	10	88	8	11	181	298	135	33	168	466

- Divested Businesses - 2005	—	3	—	(1)	—	2	3	—	3	5
- Gains/(Losses) on Sales of Businesses - 2005	—	1	—	(2)	—	(1)	115	1	116	115
- Asset Impairment and Exit Costs - 2005	(3)	(19)	(2)	(95)	(5)	(124)	(67)	(14)	(81)	(205)
- Implementation Costs - 2005	—	(12)	(2)	—	(29)	(43)	(18)	—	(18)	(61)
	(3)	(27)	(4)	(98)	(34)	(166)	33	(13)	20	(146)

- Currency	—	22	—	—	—	22	32	18	50	72

- Operations	(39)	10	(44)	(75)	(13)	(161)	(86)	7	(79)	(240)

2005 Operating Companies Income	$394	$790	$553	$514	$665	$2,916	$576	$216	$792	$3,708

(*) Due to changes for Discontinued Operations and a new segment structure, prior period results have been restated.

Schedule 11

KRAFT FOODS INC.

and Subsidiaries

Condensed Balance Sheets
($ in millions, except ratios)

	September 30,	December 31,
	2005	2004
Assets
Cash and cash equivalents	$235	$282
Receivables	3,335	3,541
Inventory	3,799	3,447
Assets of Discontinued Operations held for sale	—	1,458
Other current assets	974	994
Property, plant and equipment, net	9,849	9,985
Goodwill	24,851	25,177
Other intangible assets, net	10,563	10,634
Other assets	4,496	4,410

Total assets	$58,102	$59,928

Liabilities and Shareholders’ Equity
Short-term borrowings	$1,042	$1,818
Current portion of long-term debt	18	750
Due to Altria Group, Inc. and affiliates	524	227
Accounts Payable	2,159	2,207
Other current liabilities	4,194	4,076
Long-term debt	9,723	9,723
Deferred income taxes	5,496	5,850
Other long-term liabilities	5,171	5,366

Total liabilities	28,327	30,017

Total shareholders’ equity	29,775	29,911

Total liabilities and shareholders’ equity	$58,102	$59,928

Total debt	$11,307	$12,518
Debt/equity ratio	0.38	0.42
Capitalization (debt and equity)	$41,082	$42,429
Debt/capitalization ratio	0.28	0.30